Exhibit 99.1 - Earnings Release – First fiscal quarter ended December 26, 2010.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises posts 38% growth in digital ad revenue

DAVENPORT, Iowa (January 18, 2011) — Lee Enterprises, Incorporated (NYSE: LEE) reported today that for its first fiscal quarter ended December 26, 2010, digital advertising sales increased 37.8 percent compared with a year ago, while the decline in total revenue moderated to 1.0 percent, as forecast. Cash costs decreased 2.0 percent, more than forecast, and operating cash flow(1) increased 1.8 percent.

Earnings per diluted common share were 42 cents, compared with 62 cents a year ago. Excluding non-cash curtailment gains and other unusual matters in both years, adjusted earnings per diluted common share(2) increased to 29 cents from 22 cents a year ago.

Mary Junck, chairman and chief executive officer, said:

“Our digital growth continues at an aggressive pace. In addition to our 38 percent growth in digital advertising revenue, we're up 25 percent in online unique visitors and 256 percent in mobile page views. As we introduce more new digital services and as the economy further recovers, we expect total revenue comparisons will continue to improve.

“In driving our strong digital growth, we have established robust mobile sites in all our markets, along with separate smartphone applications in most locations. Last fall we rolled out additional mobile apps in 19 markets providing in-depth coverage of local sports. Also, we have expanded our digital product portfolio to meet the increasing needs of our customers with capabilities for video, local business directories, digital couponing and search engine optimization.

“All by themselves, our newspapers remain, by far, the primary source of local news, information and advertising in our communities. Our online sites and digital products are expanding that reach through smartphones, e-readers and tablets. The result is a huge, growing audience spanning all ages. Our latest independent research shows that, over the course of a week, our newspapers and digital products touch 82 percent of all adults in our larger markets and 77 percent of 18- to 29-year-olds. In many of our smaller markets, our reach is even higher."

FIRST QUARTER OPERATING RESULTS

Operating revenue for the quarter totaled $207.7 million, a decline of 1.0 percent compared with a year ago. Combined print and digital advertising revenue decreased 1.7 percent to $151.8 million, with retail advertising down 1.9 percent, national down 5.8 percent and classified down 0.2 percent. Combined print and digital employment advertising revenue increased 12.7 percent. Automotive increased 8.4 percent, real estate decreased 20.3 percent and other classified decreased 1.4 percent. Digital advertising revenue on a stand-alone basis increased 37.8 percent to $14.7 million, representing 9.7 percent of total advertising revenue. Digital retail advertising revenue increased 49.1 percent and digital classified advertising increased 7.3 percent.

Lee's digital sites attracted 51.4 million unique visitors during the quarter, an increase of 25.1 percent from a year ago, with approximately 517.0 million page views. The number of mobile page views grew 256 percent to 25.8 million. Circulation revenue increased 0.8 percent, the company's first quarterly increase since 2007.

Operating expenses, excluding depreciation and amortization, decreased 2.0 percent. Compensation declined 5.0 percent, with the average number of full-time equivalent employees down 3.2 percent. Newsprint and ink expense increased 23.5 percent, a result of higher prices partially offset by a reduction in newsprint volume of 2.8 percent. Other operating expenses decreased 2.9 percent. Despite the increased cost of newsprint, operating expenses, excluding depreciation, amortization and unusual matters, are expected to increase less than 1 percent for the year.

Operating cash flow increased 1.8 percent from a year ago to $54.1 million. Operating cash flow margin(1) increased to 26.1 percent from 25.3 percent a year ago. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income totaled $49.2 million, compared with $67.8 million a year ago, due to a smaller curtailment gain in the current year quarter. Operating income margin was 23.7 percent in the current year quarter. Non-operating expenses, primarily interest expense and debt financing costs, declined $5.9 million. Income attributable to Lee Enterprises, Incorporated totaled $18.9 million, compared with $27.9 million a year ago.

CURTAILMENT GAIN

A $10.2 million pretax non-cash curtailment gain resulted from changes during the quarter to postretirement medical plans for certain retirees. In addition, the plan changes reduced benefit liabilities by $15.1 million.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

Unusual matters affecting year-over-year comparisons consist primarily of curtailment gains in both years. The following table summarizes the impact from unusual matters on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

	13 Weeks Ended
	December 26		December 27
	2010		2009
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	18,945	0.42	27,907	0.62
Adjustments(3):
Curtailment gains	(10,172)		(31,130)
Other, net	313		789
	(9,859)		(30,341)
Income tax effect of adjustments, net, and other unusual tax matters	3,917		12,487
	(5,942)	(0.13)	(17,854)	(0.40)
Income attributable to Lee Enterprises, Incorporated, as adjusted(3)	13,003	0.29	10,053	0.22

DEBT AND FREE CASH FLOW(4)

Debt was reduced $29.7 million in the quarter, compared with $7.1 million in the prior year quarter. Debt, net of changes in cash, has been reduced $111.4 million in the last 12 months.

Carl Schmidt, vice president, chief financial officer and treasurer, said Lee remains in compliance with financial covenants and expects to continue repaying debt primarily with ongoing cash flow. Liquidity(5) at the end of the quarter totaled $103.8 million, which is comparable to the September 2010 level, and compares to $82.0 million of debt repayments due in the next four quarters.

Free cash flow totaled $41.1 million for the quarter, an 18.4 percent increase from $34.7 million a year ago. Free cash flow in the last 12 months totaled $110.6 million.

ABOUT LEE

Lee Enterprises is a premier provider of local news, information and advertising in primarily midsize markets, with 49 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 23 states. Lee’s newspapers have circulation of 1.4 million daily and 1.7 million Sunday, reaching nearly four million readers daily. Lee’s digital sites attract more than 19 million unique visitors monthly. Lee’s markets include St. Louis, Mo.; Lincoln, Neb.; Madison, Wis.; Davenport, Iowa; Billings, Mont.; Bloomington, Ill.; and Tucson, Ariz. Lee stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on Lee Enterprises, Incorporated’s current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond its control, are the Company’s ability to generate cash flows and maintain liquidity sufficient to service its debt, and comply with or obtain amendments or waivers of the financial covenants contained in its credit facilities, if necessary. Other risks and uncertainties include the impact and duration of continuing adverse economic conditions, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates and the availability of credit due to instability in the credit markets, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, competition and other risks detailed from time to time in the Company’s publicly filed documents, including the Company Annual Report on Form 10-K for the year ended September 26, 2010. Any statements that are not statements of historical fact (including statements containing the words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100

LEE ENTERPRISES, INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 Weeks Ended
(Thousands of Dollars and Shares, Except Per Share Data)	December 26 2010	December 27 2009	Percent Change

Advertising revenue:
Retail	91,491	94,779	(3.5)
Classified:
Daily newspapers:
Employment	5,244	4,789	9.5
Automotive	5,957	6,405	(7.0)
Real estate	4,997	6,371	(21.6)
All other	11,089	11,179	(0.8)
Other publications	6,400	6,599	(3.0)
Total classified	33,687	35,343	(4.7)
Digital	14,674	10,649	37.8
National	9,003	10,645	(15.4)
Niche publications	2,911	2,986	(2.5)
Total advertising revenue	151,766	154,402	(1.7)
Circulation	45,478	45,115	0.8
Commercial printing	3,052	2,931	4.1
Digital services and other	7,372	7,390	(0.2)
Total operating revenue	207,668	209,838	(1.0)
Operating expenses:
Compensation	78,020	82,136	(5.0)
Newsprint and ink	15,674	12,693	23.5
Other operating expenses	59,669	61,477	(2.9)
Workforce adjustments	192	397	(51.6)
	153,555	156,703	(2.0)
Operating cash flow	54,113	53,135	1.8
Depreciation	6,523	7,362	(11.4)
Amortization	11,283	11,320	(0.3)
Curtailment gains	10,172	31,130	(67.3)
Equity in earnings of associated companies	2,705	2,190	23.5
Operating income	49,184	67,773	(27.4)

CONSOLIDATED STATEMENTS OF OPERATIONS, continued

	13 Weeks Ended
(Thousands of Dollars and Shares, Except Per Share Data)	December 26 2010	December 27 2009	Percent Change

Non-operating income (expense):
Financial income	59	54	9.3
Financial expense	(13,437)	(19,804)	(32.2)
Debt financing costs	(1,966)	(1,995)	(1.5)
Other, net	(453)	—	NM
	(15,797)	(21,745)	(27.4)
Income before income taxes	33,387	46,028	(27.5)
Income tax expense	14,407	18,069	(20.3)
Net income	18,980	27,959	(32.1)
Net income attributable to non-controlling interests	(35)	(52)	(32.7)
Income attributable to Lee Enterprises, Incorporated	18,945	27,907	(32.1)

Earnings per common share:
Basic	0.42	0.63	(33.3)
Diluted	0.42	0.62	(32.3)

Average common shares:
Basic	44,680	44,531
Diluted	44,680	44,759

FREE CASH FLOW

	13 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	December 26 2010	December 27 2009	December 26 2010

Operating income	49,184	67,773	128,603
Depreciation and amortization	18,109	18,926	73,518
Impairment of goodwill and other assets	—	—	3,290
Curtailment gains	(10,172)	(31,130)	(24,054)
Stock compensation	519	685	1,811
Cash interest expense	(13,574)	(19,960)	(57,352)
Debt financing costs paid	(93)	—	(646)
Financial income	59	54	416
Cash income tax benefit (paid)	(1,795)	1,271	(6,819)
Non-controlling interests	(35)	(52)	(56)
Capital expenditures	(1,105)	(2,868)	(8,071)
Total	41,097	34,699	110,640

SELECTED COMBINED PRINT AND DIGITAL ADVERTISING REVENUE

	13 Weeks Ended
(Thousands of Dollars)	December 26 2010	December 27 2009	Percent Change

Retail	96,457	98,294	(1.9)
National	10,299	10,929	(5.8)

Classified:
Automotive	11,092	10,230	8.4
Employment	8,745	7,762	12.7
Real estate	6,736	8,455	(20.3)
Other	15,525	15,747	(1.4)
Total classified	42,098	42,194	(0.2)

REVENUE BY REGION

	13 Weeks Ended
(Thousands of Dollars)	December 26 2010	December 27 2009	Percent Change

Midwest	125,929	126,375	(0.4)
Mountain West	38,957	39,615	(1.7)
West	23,797	24,952	(4.6)
East/Other	18,985	18,896	0.5
Total	207,668	209,838	(1.0)

DAILY NEWSPAPER ADVERTISING VOLUME

	13 Weeks Ended
(Thousands of Inches)	December 26 2010	December 27 2009	Percent Change

Retail	2,922	2,860	2.1
Classified	2,687	2,708	(0.8)
National	116	151	(23.1)
Total	5,725	5,719	0.1

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	December 26 2010	December 27 2009

Cash	17,007	10,594
Restricted cash and investments	5,123	9,363
Debt (principal amount)	1,051,940	1,161,169

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended
	December 26 2010	December 27 2009	Percent Change

Capital expenditures (thousands of dollars)	1,105	2,868	(61.5)
Newsprint volume (tonnes)	22,801	23,454	(2.8)
Average full-time equivalent employees	6,099	6,298	(3.2)

NOTES:

(1)
Operating cash flow, which is defined as operating income before depreciation, amortization, impairment charges, curtailment gains, and equity in earnings of associated companies, and operating cash flow margin (operating cash flow divided by operating revenue) are non-GAAP financial measures. Reconciliations of operating cash flow to operating income, the most directly comparable GAAP measure, are included in a table accompanying this release.

No non-GAAP financial measure should be considered as a substitute for any related GAAP financial measure. However, the company believes the use of non-GAAP financial measures provides meaningful supplemental information with which to evaluate its financial performance, or assist in forecasting and analyzing future periods. The company also believes such non-GAAP financial measures are alternative indicators of performance used by investors, lenders, rating agencies and financial analysts to estimate the value of a publishing business and its ability to meet debt service requirements.

(2)
Adjusted net income and adjusted earnings per common share, which are defined as income attributable to Lee Enterprises, Incorporated, and earnings per common share adjusted to exclude both unusual matters and those of a substantially non-recurring nature, are non-GAAP (Generally Accepted Accounting Principles) financial measures. See (1) above. Reconciliations of adjusted net income and adjusted earnings per common share to income attributable to Lee Enterprises, Incorporated, and earnings per common share are included in tables in this release.

(3)
In 2010 and 2009, adjusted earnings and adjusted earnings per common share included adjustments to remove debt financing costs, due to significant debt financing costs charged to expense in 2009. 2011 and 2010 debt financing costs do not contain any usual comparative differences. Accordingly, this adjustment has been removed. As a result, 2010 adjusted earnings and adjusted earnings per common share will differ from amounts previously reported.

(4)
Free cash flow, which is defined as operating income, plus depreciation and amortization, impairment charges, stock compensation, financial income and cash income tax benefit, minus curtailment gains, financial expense (exclusive of non-cash amortization and accretion), cash income taxes, capital expenditures and minority interest, is a non-GAAP financial measure. See (1) above. Reconciliations of free cash flow to operating income, the most directly comparable GAAP measure, are included in a table accompanying this release. Changes in working capital are excluded.

(5)	Liquidity is defined as the sum of cash, restricted cash and revolving credit facility availability.

(6)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior period has been adjusted for comparative purposes, and the reclassifications have no impact on earnings.